Exhibit 23.4

Consent of Transom Consulting Group LLC

TVI, Inc. dba Savers

a subsidiary of S-Evergreen Holding LLC

11400 SE 6th Street, Suite 125

Bellevue, WA 98004

November 24, 2021

Ladies and Gentlemen:

We hereby consent to the references to our name, and to the use of information, data and statements from our reports prepared by us and provided to TVI, Inc. dba Savers on behalf of S-Evergreen Holding LLC (together, the “Company”), including our research and findings in regards to the wholesale reuse and recycling industry and global supply chain and extracts of any other information, data and statements prepared by us and provided to the Company in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the public offering of the Company filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments to the Registration Statement, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. Transom does not provide expert advice on Securities Matters and is not an expert under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In granting such consent, we represent that, to our knowledge, the statements made by the Company are accurate portrayals of Transom Consulting Group LLC’s research results, independent estimates, and opinions as of the date delivered to the Company.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Note that the consulting reports that we have prepared for the Company contain certain estimates, targets, projections, and forward-looking statements that reflect various assumptions and subjective judgments. The underlying assumptions and subjective judgments are subject to significant business, economic, and competitive risks, uncertainties and contingencies, all of which are beyond Transom’s control. Accordingly, Transom does not provide any assurances or guarantees that such estimates, targets, projections, or forward-looking statements will be realized. Actual results may vary from anticipated results. Transom makes no representations or warranties as to the accuracy or reasonableness of such assumptions or the estimates, targets, projections, forward-looking statements based thereon.

In addition, some of the findings in the consulting reports we have prepared for the Company are based on interviews with and information provided by third parties (such as counterparties of the Company) that we have summarized but have not independently verified. Transom, nor any of its directors, officers, employees, affiliates, or representatives make any representation, warranty, or guaranty of any kind, express or implied, as to the accuracy, completeness, or reasonableness of such information. Further, Transom and its directors, officers, employees, affiliates, or representatives disclaim any and all liability based on or arising from, in whole or in part, any party’s reliance on such information, errors therein, or omissions therefrom.

Sincerely,

TRANSOM CONSULTING GROUP LLC

By:	/s/ David Ascher
Name:	David Ascher
Title:	Managing Partner